City Windmills, Inc.


DAVID MAPLEY
CITY WINDMILLS
DUKASCOPY TV
INTERVIEWS
GENEVA, SWITZERLAND
HOW WIN ENERGY IS BECOMING
ACCESSIBLE TO URBAN AREAS

Invest $99.00 minimum investment

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Introducing City Windmills, Inc.

City Windmills has the objective to become the world leader in small wind turbines for factories, office buildings and households. The path to achieve such an objective is to provide clients with a suite of pollution-free windmill products which can produce energy and optionally be used as advertisement for commercial users.

The Problem

City Windmills aims to address three problems:

1. Need for back up wind-powered electricity generation for power outages
   - with increased extremes of weather in the USA, power outages are becoming more frequent, and sometimes the grid can only be restored after weeks, not hours.
2. Need for affordable low-cost energy generation
   - as energy costs continue to rise, substituting the grid for independent, lower cost energy, especially sourced from renewable sources, is socially responsible and now more economic.
3. Need for off-grid, stand alone wind-powered LED lighting for parks, open spaces
   - in many remote communities, or parks & recreational spaces, providing electrification for lighting is expensive. Stand alone wind-powered LED lighting is inexpensive and eco-friendly.

The Solution

CW small wind-turbines can generate electricity at 1/3rd the cost of solar panels, and placement on the roof of buildings utilizes space otherwise wasted. The electrical systems are very similar to that of solar panels, so this eco-friendly solution is non-polluting, silent, inexpensive and provides for independence from the grid, essential when power outages occur.

CW500 – Small Wind Turbine

- Designed for domestic rooftop installation
- Power output to run lighting, internet/phones, furnace burner, water pump, most household uses (non A/C.)
- Battery storage for power outages/savings

CW1000 – Small Commercial Wind Turbine

- Designed for commercial/industrial rooftop installation
- CW2000 – Large Commercial Wind Turbine
- Designed for large building rooftop installation

1. All turbines are silent
2. Similar electrical wiring to solar panel systems (battery storage optional)
3. Shroud to protect returning turbine blades from wind (advertising possible on shroud)

WindLighting™ – Remote Street /Area Lighting

- Power output to run LED lighting systems, for remote/off-grid areas
- Major applications in third world countries, applicable for World Bank Millennium Challenge
- With a white gel battery storage, WindLighting™ can provide night-time lighting and can be re-charged continuously whenever the wind blows, night & day


imgflip.com

Market

The USA faces huge energy problems :

- moving away from reliance on oil & gas, the polluting energies
- growing demand for energy, particularly from renewable energy sources
- more extreme weather resulting in power outages for population areas
- increasing electricity prices

City Windmill's small wind turbines can address all the above, generating profits for the company while meeting the real energy needs of the population.

The U.S. wind electricity net generation has increased exponentially since 2000 and does not look to be slowing anytime soon.


U.S. wind electricity net generation from 2000 to 2016
Net generation in billion kilowatt hours
250
200
150
100
50
0
5.59
6.74
10.35
11.19
14.14
17.81
26.59
34.45
55.36
73.89
94.65
120.18
140.82
167.84
181.66
190.72
226.49
2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016
Data visualized by tableau
© Statista 2018

Competitive Landscape

There are very few commercial solutions for roof-top wind energy production, and most are either noisy propeller turbines or inefficient vertical axis turbines. Our very efficient design, with silent running and eco-friendly, is an industry game-changer. Furthermore, CW small wind turbines generate electricity at 1/3rd the cost of solar panel systems, so has huge potential for competitive pricing advantages and profitability.

Business Model

City Windmills has the objective to become the world leader in small wind turbines for factories, office buildings and households. With wind energy readily available, and much cheaper per kwh versus solar, wind turbines are a perfect, pollution-free complement or alternative to solar systems, on rooftops nationwide.

City Windmills has signed a US distribution agreement with Orange Power & Light, which will sell and install both the CW500, CW 1000 and CW2000 nationwide. Other solar installers and building facility managers will be targeted to develop sales channels.

Progress

What is your current strategy for customer acquisition?

Customer acquisition will be driven by 2 strategies:

- push strategy, through social media, demo sites, media coverage
- pull strategy, selling through established solar panel installer channels

Success

- First prototype WindLighting™ installed in Connecticut in January 2018



- Best Wind Turbine Design & Engineering Company - USA & Industrial Roof-Top Installation of the Year - 2016 Architecture Awards
- Presenting to UN General Assembly in April 2018

2018 Goals

- Launch of all 4 products in USA – by end of 2018
- Establish production with Federal Prison Industries in USA by end of 2018
- Profitability by year-end

Team

The team has excellent management experience in the USA, working with government and also in the green-energy sector worldwide.







Bios



David Mapley CEO & CFO

David Mapley's primary responsibility is the execution of the operating and financial strategy worldwide for the group. After graduating with an MBA (Chicago), MSc & BSc(Econ) (London School of Economics) David has worked in the financial markets worldwide, in London, Tokyo, Hong Kong/Singapore, Sydney, Toronto and New York. In recent years he was engaged in angel investing in award winning startup technology companies on the East Coast USA. David is an active technology investor.



Andrew Kershaw Director

Andrew Kershaw has 24 years experience in international financial markets including country head and chief representative roles with institutions including Midland, ANZ Investment Bank, ING Baring, Commonwealth Bank and Standard Chartered Bank. Andrew is an Emerging Markets debt specialist, and oversaw Russia from ING Barings in Hong Kong/Tokyo. In addition to being based in Asia Andrew has undertaken senior cross border marketing roles in Asia based out of Singapore/Hong Kong and Australia as well as Japan. His principal product expertise has been in debt capital markets and structured finance although he has been active in the marketing of equity and fund products in Japan and Asia.



Tony Hoskinson Company Secretary

Tony Hoskinson has more than 50 years' experience commencing in Management with advertising agency Lintas. In 1970 he founded and developed an early facilities management group and following its sale in the late 80's he rescued an ailing listed oil & gas company which he re-branded United Energy, where he was a director and company secretary for more than 10 years during which time it became a fully listed company. Following its sale in 2000 he continues to specialise in mining and commodity projects and currently has interests in Cameroon and the Kyrgyz Republic.

Advisors and Investors

Yvonne Hu Asian Business Development

Yvonne Hu is founder of Anchor Commercial Real Estate Development in USA, and has over 15 years experience in developing large real estate projects. Yvonne Hu is also founder and president of Anchor International Investment, a company working with China state-owned infrastructure corporations for worldwide projects, especially in energy, rail road and affordable government housing developments. She is also familiar with world finance structure syndicates with PPA sovereign guarantees or PPP, OBT, BT etc. Yvonne is a strong advocate of green energy, and advises New Jersey Institution Technology University. She is fluent in Chinese (Mandarin and Cantonese).

Tessa Jucaite
Ms. Jucaite has over 12 years of experience in civil and environmental engineering in the states of Connecticut and New York She has been a project manager and a design engineer for many civil and environmental engineering projects, as well as providing construction management and inspections associated with Electrical, Mechanical and Civil aspects. Tessa has an M.Sc. in Environmental Engineering from the University of New Haven, CT; and a B.Sc. and M.Sc. in Civil Engineering with concentration in Water Management.

Jonathan Morley-Kirk
Mr. Morley-Kirk has many years of experience in all areas of corporate governance, management, complex financial and legal issues, and has served as a non-executive director of a number of public and private companies and investment funds. Mr. Morley-Kirk currently serves as CFO/Finance Director of Longreach Oil & Gas Ltd., having previously served as Chairman/CFO of Fox-Davies Capital, a regulated corporate finance boutique and stockbroker, in the UK. He is a Fellow of the Institute of Chartered Accountants in England & Wales, and a Fellow of the Chartered Institute of Securities & Investments.

Use of Proceeds

- CPA accounting – US$ 7,000
- Demo Wind turbines – US$ 30,000
- United Nations April presentation – US$ 3,000
- Working Capital – US$ 30,000
- Company vehicle – US$ 20,000
- Fundraising fees – US$ 10,000

Be a part of City Windmills, Inc.

This is an offering of Class B Common Stock, under registration exemption 4(a)(6), in City Windmills Inc., doing business as City Windmills, Inc.. This offering must raise at least $10,000 by May 30, 2018 at 4:00pm ET. If this offering doesn't reach its *target*, then your money will be refunded. City Windmills, Inc. may issue additional securities to raise up to $100,000, the offering's *maximum*.

$1,947 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

4,124,008 shares × $1.00 per share
= $4,124,008 implied valuation

Pitch Deck

CONFIDENTIAL



City Windmills
Small Wind Turbines For Urban Use

An Impact Investment for Socially Responsible Investors…
https://www.youtube.com/watch?v=TPzWOlkFKgo

Offering of 100,000 shares at US$ 1.00 per share
www.city-windmills.com

26/1/18 1

Presentation Disclaimer

This presentation is being distributed to a limited number of persons relating to investing in shares of City Windmills, Inc. ("CYW"). THIS PRESENTATION DOES NOT CONSTITUTE AN OFFER OR AN INVITATION TO SUBSCRIBE FOR OR PURCHASE ANY OF THE SECURITIES OF CYW. By accepting the delivery of this Presentation, each recipient agrees that it will not copy, reproduce or distribute this Presentation to others (except to its professional advisors), in whole or in part, at any time without the prior written consent of the Directors. Each recipient agrees to keep permanently confidential all information contained herein not already public and will use this Presentation only for the purpose of evaluating a possible investment in the securities of CYW.

An investment in CYW involves significant risks and should be considered highly speculative.

The economic data provided in this presentation has been extracted from various governmental and private publications and is believed to be accurate. The data has not been independently verified by the CYW and its Board of Directors. Estimates and projections are necessarily subjective in nature and there can be no assurance that such estimates or projections will correspond to actual results.

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Table of Contents

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Overview of the Group

A "Clean Energy" holding company incorporated in UK,
with a 100%-owned United Kingdom production subsidiary - City Windmills Ltd.
and a 100%-owned USA production subsidiary – City Windmills, Inc.

Formerly Main Quote Listed on GXG Exchange in London (May 2013-August 2015) and fully compliant with accounting, corporate governance and media reporting systems established.
- ISIN # GB00BH4GWT50
- UK Enterprise Investment Scheme approved



- Group Market valuation is £ 7,000,000 (approx.)
- Member, World Wind Energy Association
- Institutional investor base in Switzerland, US and Europe
- Production prototype developed in USA and Dubai, now ready for commercialisation
- **Presentation to UN General Assembly April 2018 on small wind turbine technology**
- Production tie-up - UK Ministry of Justice – HM Prison Berwyn, with Interserve UK
  - Teaming agreement with US Federal Prison Industries

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Overview of the Company

In Europe

- City Windmills Holdings PLC. & City Windmills Ltd. registered in UK, 2013 & 2010
  - respectively. Audited by Hays Macintyre in UK since 2010.
- Experienced management – UK/US nationals, with vast global experience.
- Product development support previously received from Canton of Vaud Economic Development
  - (www.dev.ch), prototype built in USA and China and tested in US Govt. Facilities.
- Proposed for production and distribution in UK working with Ministry of Justice and Interserve, through HM Prison Berwyn. Emphasis on rehabilitation of prisoners into the workplace. Production scheduled for early 2018 ,workshops currently being designed & fitted out.
- WindLighting name Trademarked

CityWindmills
SMALL WIND TURBINES FOR URBAN USE

Overview of the Company

In the USA

- City Windmills Inc., registered in Delaware, head office in Connecticut, sales office in New York
- University Research tie-up - University of Connecticut – Centre for Clean Energy Engineering (C2E2), for prototype building, testing, and Baylor University in Texas, for Wind-Lighting product design and development.
- Sales team in conjunction with Orange Power & Light ("OPAL") of New York, and experienced solar/wind sales & installation operation
- Experienced US management - CEO based in USA for 14 years, working with/supplying US Govt.
- 2,024,008 shares issued, US$ 0.10 nominal capital, 100% held by Group.
- Member - Connecticut Technology Council
- Best Wind Turbine Design & Engineering Company - USA & Industrial Roof-Top Installation of the Year - 2016 Architecture Awards
- WindLighting™ first installation in January 2018 in Connecticut, USA

CityWindmills
SMALL WIND TURBINES FOR URBAN USE

Business Objectives & Strategy

Objectives

With an experienced management team and advisory board, City Windmills seeks to :

Build a solid, international market share in the global small wind turbine industry

Expand suite of commercial and domestic small wind turbine products

Benefit from lower cost production, through Production Agreement with Interserve in the UK and a Teaming Agreement with UNICOR (Federal Prison Industries) in USA

Possible NASDAQ North Exchange as pre-cursor to US listing

Design Patents and trademarks worldwide – Japan & Asia next registration

Roll out manufacturing and sales in USA & Europe - 1H2018

Register Product Trademark worldwide for Wind Turbines

CityWindmills
SMALL WIND TURBINES FOR URBAN USE

Business Objectives & Strategy

Product Strategy

- Align with professional design and research teams in USA and Europe for development of a suite of wind-turbine products.
- Roll-out production first in Dubai & UK with "low-hanging" fruit product sold through Solar and Hybrid systems distributors
- Expand production and sales in USA, Central America & Caribbean, and introduce further products
- Tap UK/North American investor market for capital to finance Global expansion
- Following UK, establish business units in Europe for production and sales
- Establish local research/academic tie-up at universities
- Use licensed manufacturers/distributors for Asia and Africa – already discussing with experienced Japan prospect

CityWindmills
SMALL WIND TURBINES FOR URBAN USE

Our Products



CW500 – Small Wind Turbine
- Designed for domestic rooftop installation
- Power output to run lighting, internet/phones, furnace burner, water pump, most household uses (non A/C.)
- Battery storage for power outages/savings

CW1000 – Small Commercial Wind Turbine
- Designed for commercial/industrial rooftop installation

CW2000 – Large Commercial Wind Turbine
- Designed for large building rooftop installation

All turbines are silent
Similar electrical wiring to solar panel systems
Battery storage optional
Shroud to protect returning turbine blades from wind
Advertising possible on shroud

WindLightingTM – Remote Street /Area Lighting
- Power output to run LED lighting systems, for remote/off-grid areas
- Major applications in 3rd. World countries, World Bank Millennium Challenge
- With a white gel battery storage, can provide night-time lighting continuously
- Can be re-charged whenever the wind blows, night & day

CityWindmills
SMALL WIND TURBINES FOR URBAN USE

Management Team & Biographies

Management of City Windmills Group

David Mapley (USA/UK - Chief Executive & Director)

Primary responsibility is the execution of the operating strategy worldwide for the group. David has worked in the financial markets worldwide, in London, Tokyo, Hong Kong/Singapore, Sydney, Toronto and New York. In recent years he was engaged in angel investing in award winning start-up technology companies on the East Coast USA. David now runs an investment advisory company in Switzerland, as well as being an active technology investor.

B.Sc.(Econ.) - Finance, M.Sc. – Op. Research from London School of Economics, M.B.A from Univ. of Chicago

Yvonne Hu (USA – China Business Development)

Ms. Hu is founder of Anchor Commercial Real Estate Development in USA, and has over 15 years experience in developing large real estate projects. Yvonne Hu is also founder and president of Anchor International Investment, a company working with China state-owned infrastructure corporations for worldwide projects, especially in energy, rail road and affordable government housing developments. She is also familiar with world finance structure syndicates with PPA sovereign guarantees or PPP, OBT, BT etc. Yvonne is a strong advocate of green energy, and advises New Jersey Institution Technology University. She has an electrical engineering degree from Drexel university and an MBA from Wharton Business School. She is fluent in Chinese (Mandarin and Cantonese).

Paul Passarelli (USA – Product Engineering)

Paul Passarelli's responsibility is the development of CW's products for the US market, seen as a key market for City Windmills. A multidisciplinary Engineer with nearly 40 years experience, Paul has consulted on projects in aerospace, geothermal, electrification, medical, shipboard, chemical, satellite, lasers, hvac, communications, manufacturing, design, and, softwareÂ Paul's designs have won patents, grant funding, as well as proven profits. Mr Passarelli, sat or sits on several boards of directors: ZZ Data, Mensa, VMRCA, LPCT, Hartford Armory, and S&T. A practicing environmentalist, Paul is currently developing a project to clean the great ocean garbage patches, these unseen blights contain millions of tons of floating plastic wasteÂ Paul is based in Connecticut.

Management Team & Biographies (contd.)

Tony Hoskinson (Company Secretary)

Tony is UK based and manages the share register and company secretarial duties for BWH. He is an experienced company secretary for UK public aand private companies.

Advisory Board of City Windmills Group

Tessa Jucaite (USA – Environmental Engineering)

Ms. Jucaite has over 12 years of experience in civil and environmental engineering in the states of Connecticut and New York She has been a project manager and a design engineer for many civil and environmental engineering projects, as well as providing construction management and inspections associated with Electrical, Mechanical and Civil aspects. Tessa has an M.Sc. in Environmental Engineering from the University of New Haven, CT; and a B.Sc. and M.Sc. in Civil Engineering with concentration in Water Management.

Jonathan Morley-Kirk (Jersey – Finance)

Mr. Morley-Kirk has many years of experience in all areas of corporate governance, management, complex financial and legal issues, and has served as a non-executive director of a number of public and private companies and investment funds. Mr. Morley-Kirk currently serves as CFO/Finance Director of Longreach Oil & Gas Ltd., having previously served as Chairman/CFO of Fox-Davies Capital, a regulated corporate finance boutique and stockbroker, in the UK. He is a Fellow of the Institute of Chartered Accountants in England & Wales, and a Fellow of the Chartered Institute of Securities & Investments.

The Opportunity in for Small Wind Turbines

- By end 2016, the total global installed wind capacity reached 483 GW, accounting for 4.5% of the total generation capacity in the world
- Small scale wind has now been applied in fields such as city road lighting, mobile communication bases, offshore aquaculture and sea water desalination
- Small wind turbines represent a total of 830 MW of generating capacity throughout the world as at end 2014, according to the World Wind Energy Association
  - rising electricity prices
  - greater public awareness of available wind technologies
  - projected 10% increase in installations per year
  - greater public awareness of climate change, COP21, COP22 and UN initiatives
- According to the World Wind Energy Association, it is difficult to assess the total number or capacity of small-scaled wind turbines, but in China alone, there are roughly 689,000 small-scale wind turbines generating electricity

The Opportunity for Small Wind Turbines


SWT Installed Capacity World Market Forecast 2009 - 2020
Annual Installed SWT Capacity (MW)
Annual Forecast Installed SWT Capacity (MW)
Cumulative Installed SWT Capacity (MW)
Annual Installed SWT Capacity (MW)
Cumulative Installed SWT Capacity (MW)
0
200
400
600
800
1000
1200
500
1000
1500
2000
2500
3000
3500
4000
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020

Source: Small Wind World Report, 2014

The Demand for Electricity and its Price


Global electricity consumption should drastically increase
Global Electricity Consumption (TWh)


Indexed growth in energy prices

- Global electricity consumption expected to grow 120% from 2011 to 2050, with prices doubling by 2030
- Europe is forecast* to have 1,005 GW operational in 2025; before that it needs to:
  - Add 437 GW to 609 GW to replace aging/defunct capacity – with 45% expected from all forms of renewables;
  - Invest €730 bn to €1 trillion for new capacity

Source: KPMG – Power Sector Development in Europe – Lenders' Perspectives 2011

Cumulative Small Wind Turbines - World Wide



Total Cumulative Installed Units by Country
China
USA
UK
Rest
Germany
Canada
Japan
Argentina
Spain
Poland
Sweden
South Korea
Ukraine
Italy
Russia
Ireland
Denmark
Australia
Austria
Morocco
Pakistan
Cuba
Finland
Afghanistan
© WWEA

Source: Small Wind World Report, 2016

The Opportunity for Small Wind Turbines

A typical home in USA would reduce energy costs and have emergency back-up!

- An average home consumes 958 kwh per month, at a cost of US$ 111-200 monthly
- endures an average wind speed of 5 m/s or 11 mph
- CW 500 will generate 441 kwh per month at 5 m/s **(payback < 5 years)**

NB, In November 2011, Hurricane Sandy deprived eight million homes along the East Coast USA of electricity for several weeks. Outages are very common in the USA, with utility cables carried above ground and subject to tree falls. October 2011, another snowstorm on the East Coast of the USA caused over two million power outages…

Why Invest?

Why invest in City Windmills, Inc.?

Well, simply put…

The company valuation, at start-up production, at US$ 2 m., is undervalued relative to peers.

The company replaced former management with professional, experienced personnel with global reach. A design has been finalised and tested, satisfactorily, ahead of production.

City Windmills is working with professional design teams to create a suite of commercial products.

City Windmills has a production agreement with UK Ministry of Justice/Interserve, and a teaming agreement with UNICOR, a low-cost US Federal Government manufacturer.

The market for small wind turbines and wind-powered remote/street lighting, worldwide, is huge, and grows yearly with greater acceptance and awareness of global climate change.

Green initiative talks and actions currently at the forefront of most countries and governments.

The company share price upside and profit potential is immense, as production now starts ….

Summary

Structure : A private corporate group incorporated in the United Kingdom , with a 100% subsidiaries Registered in London (UK), and Delaware (USA)
Managed from UK and USA

Business Objectives & Strategy:
Build a solid, international market share in the global small wind turbine industry
Develop a suite of commercial and domestic small wind turbine products
Benefit from lower cost production, through agreements with MOJ in UK and UNICOR (Federal Prison Industries) in USA
Mass Production roll-out in late 2018

Share Capital : CYW in USA – 2,024,008 Ordinary Shares at US$ 0.10 nominal value,
Current offering price US$ 1.00 , Mkt. Cap. £ 2 million pre-money

Strategic tie-ups : Federal Prison Industry tie-up for US manufacturing, Minstry of Justice / Interserve in the UK
C2E2 Research tie-up at University of Connecticut/Baylor University Texas for Wind-Lighting
KMB Design for product design, Dart Manufacturing for production prototype build
Orange Power & Light, New York for sales and distribution
Member, World Wind Energy Association

Contact Details

City Windmills, Inc.
37 Bayne Street,
Norwalk, CT 06851
USA

WEB-SITE : www.city-windmills.com
E-Mail : info@city-windmills.com
EU TEL. : +41-22-575-4160
USA TEL. : +1(203) 224-8388

Annexe

How Wind Turbines Generate Energy

Horizontal-axis versus vertical-axis

- Horizontal axis turbines, e.g. propellers, are very inefficient as so much wind passes through the blades, with only a small surface hit by wind. This is to prevent a propeller from blowing over or snapping in strong winds – however, vertical axis turbines like City Windmills are far more efficient at converting wind into power.
- Wind compresses on the pitched or sloping roof of a building, or at the edge of a flat-roofed building; this is known as the "Rooftop Effect", and represents great potential for roof-top wind turbines. As wind strikes a roof and building, it is forced over the ridge, compressing with wind above and below it, and the accumulated effect of this compressed air is acceleration. This "Rooftop Effect" results in wind at the ridge of a roof increasing at up to 3 times the speed of nearby unobstructed wind.
- The "rooftop effect" results in a fast travelling, compressed wind current maximized at the ridge or peak of a roof, and is more pronounced the higher the roof and the larger the surface area below the ridge. A further factor, referred to as "wind gradient", determines that wind is stronger/faster as altitude increases, giving rise to the placement of horizontal axis propeller turbines at the top of towers or local high-points.
- For vertical axis small wind turbines, the optimal placement is on the ridge of the roof, which additionally benefits from capturing omni-directional wind available from 360 degrees. For this reason, the City Windmill wind turbines are designed to benefit from and to maximize their performance from the "rooftop effect" and "wind gradient".

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The Science and Formula and Quick Case Study

Power generation from wind is governed by a simple equation :

Power = ½ x Area x Velocity^3 x Rho x Betz's constant

where Rho is Air density (approx. 1.25) & Betz's constant (approx 0.6)

- If surface area of turbine doubles, power generated doubles
- If wind speed doubles, power generated increases eight fold

Hence placement and positioning of the wind turbine is vital, to capture the benefits of the "Rooftop Effect" which can significantly increase power output.

Table of wind speed versus power generation
Client's location avg. wind speed is 18.14mph

Note : wind gusts produce a cubic increase in power, so energy produced at a given average is always higher than this calculation

Wind Speed mph	Kwh per month rooftop 2x	Kwh per month rooftop 3x
11	1,620	5,468
16	4,445	15,003
AVG	6,786	22,903
20	9,448	31,886
25	17,250	58,218
29	28,473	96,097
34	43,740	147,623

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Wind Power Adoption

- Over the past decade, world wind power capacity grew more than 20 percent a year, its increase driven by its many attractive features, by public policies supporting its expansion, and by falling costs.
- By the end of 2014, global wind generating capacity totaled 369,000 megawatts, enough to power more than 90 million U.S. homes. Wind currently has a big lead on solar PV, which has enough worldwide capacity to power roughly 30 million U.S. homes.
- China is now generating more electricity from wind farms than from nuclear plants, and should have little trouble meeting its official 2020 wind power goal of 200,000 megawatts. For perspective, that would be enough to satisfy the annual electricity needs of Brazil.
- In nine U.S. states, wind provides at least 12 percent of electricity. Iowa and South Dakota are each generating more than one quarter of their electricity from wind.
- In the mid-western United States, contracts for wind power are being signed at a price of 2.5¢ per kilowatt-hour (kWh), which compares with the nationwide average grid price of 10–12¢ per kWh.
- Although a wind farm can cover many square miles, turbines occupy little land. Coupled with access roads and other permanent features, a wind farm's footprint typically comes to just over 1 percent of the total land area covered by the project.
- Wind energy yield per acre is off the charts. For example, a farmer in northern Iowa could plant an acre in corn that would yield enough grain to produce roughly $1,000 worth of fuel-grade ethanol per year, or the farmer could put on that same acre a turbine that generates $300,000 worth of electricity per year. Farmers typically receive $3,000 to $10,000 per turbine each year in royalties. As wind farms spread across the U.S. Great Plains, wind royalties for many ranchers will exceed their earnings from cattle sales.

Source – Earth Policy Institute

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Download

Financials

The main focus is to launch and promote prototypes (first installed in January 2018), ahead of going into production with local manufacturers. With use of social media, we believe that exposure will result in orders and allow the company to start generating revenue, hire sales staff and grow.

City Windmills, Inc.'s official name is City Windmills Inc., so that's the name that appears in the statements below.

- Income statement
- Balance sheet
- Cash flow statement
- Change in equity statement
- Executive certification

City Windmills, Inc.'s SEC filings

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

- Latest offering statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on March 1, 2018
- Form C/A on March 27, 2018

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Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.